Exhibit 5.1

[BAKER & MCKENZIE LETTERHEAD]

Geneva, May 17, 2012

MA / JIG

Board of Directors

Weatherford International Ltd.

(a Swiss joint-stock corporation)

Re:	Weatherford International Ltd, a Swiss joint-stock corporation

Prospectus Supplement to Registration Statement on Form S-3

Gentlemen,

A.	CAPACITY

We have acted as Swiss counsel to Weatherford International Ltd., a joint-stock corporation organized under the laws of Switzerland (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (No. 333-174485) (the “Registration Statement”) filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (“SEC”) on May 25, 2011 and the prospectus supplement to be filed with the SEC under Rule 424(b) of the Securities Act on May 17, 2012 (the “Prospectus Supplement”) relating to 3,084,096 of the Company’s registered shares, par value 1.16 Swiss francs per share (the “Registered Shares”), all of which shares are registered under the Registration Statement for resale by the selling shareholders named in the Prospectus Supplement. The Registered Shares were issued pursuant to that certain Agreement, dated May 17, 2012, by and between the Company and the shareholders as listed in Annex A of this opinion (“the Shareholders”), and the related annexes and implementing documents (collectively, the “SPA”), and the related Registration Rights Agreement, dated May 17, 2012, by and among the Company and the Shareholders (the “Registration Rights Agreement”).

B.	DOCUMENTS EXAMINED

In acting as such counsel, we have examined the following (collectively, the “Documents”):

(a)	the form of Prospectus Supplement to be filed by the Company with the SEC;

(b)	the Registration Statement;

(c)	the SPA;

(d)	the Registration Rights Agreement;

(e)	a copy of the current version of the articles of association and organizational regulations of the Company;

(f)	a copy of the circular board resolutions adopted by the Board of Directors of the Company as of December 9, 2008 and February 25, 2009, and extracts of the minutes of meetings of the Board of Directors of the Company held on May 25, 2011 and February 15, 2012;

(g)	an excerpt of the Register of Commerce of Zug relating to the Company dated as of May 17, 2012; and

(h)	a certificate dated as of May 17, 2012 and signed by an officer of the Company.

Except as stated above, we have not, for the purposes of this opinion, examined any other contract, instrument or other document affecting or relating to the above mentioned documents.

C.	SEARCHES

For the purpose of giving this opinion we have relied on the search for any pending corporate actions with respect to the Company made in the Register of Commerce of Zug on May 17, 2012, and the excerpt referred to under paragraph B(g) above, to the exclusion of any other searches or inquiries.

D.	ASSUMPTIONS

In giving this opinion, we have assumed:

(a)	the genuineness of all signatures;

(b)	the authenticity and completeness of all documents submitted to us as originals;

(c)	the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity and completeness of the original documents where certified copies or photocopies have been submitted;

(d)	the conformity to original documents and the completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents;

(e)	the due authority of the parties authenticating such documents;

(f)	the legal capacity of all natural persons;

(g)	all representations, warranties, statements and information contained in the Documents are true and complete;

(h)	that no laws other than those of Switzerland would affect any of the conclusions stated in this opinion;

(i)	that all certificates and other documents which we have examined or on which we have expressed reliance remain accurate, in force and unrevoked, and that no additional matters would have been disclosed by a company search at the Register of Commerce of the Canton of Zug if carried out since the carrying out of the search referred to above;

(j)	the issuance and sale of the Registered Shares did not and will not violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or result in a default under or breach of any agreement or instrument binding on the Company; and

(k)	the Company has received the consideration for the Registered Shares specified in and pursuant to the Purchase Agreement.

In rendering our opinion, we have relied, to the extent we deem necessary and proper, on warranties and representations as to certain factual matters contained in the above mentioned documents.

E.	OPINION

Based on the foregoing, and subject to the limitations and qualifications made herein, we are of the opinion that the Registered Shares are legally issued, fully paid and non assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

F.	QUALIFICATIONS

This opinion is subject to the following qualifications:

(a)	A company search is not capable of revealing whether a winding-up petition has been presented; a notice of a winding-up order or of the appointment of a receiver may not be filed immediately at the Register of Commerce; in addition, there may be administrative delays at the Register of Commerce after submission of notices for filing.

(b)	The opinions expressed in the present letter are only made at the date thereof and cannot be relied upon for events, changes in law or new enactments of law which occur subsequent to the issuance of this letter. We undertake no obligation to update such opinion in connection with events occurring or coming to our attention after the date hereof.

(c)	Except as explicitly stated herein, we express no opinion in relation to the factual nature of any undertaking, representation or warranty contained in any of the documents reviewed, nor upon the commercial terms of the transactions contemplated thereby.

(d)	In rendering the foregoing opinion we are opining on the matters hereinafter referred to only insofar as they are governed by the laws of Switzerland as currently in effect. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Switzerland.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original French, German or Italian terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Swiss law and be brought before a Swiss court.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed the date hereof and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

This opinion is issued solely for the purposes of the filing of the Prospectus Supplement and the issuance of the Registered Shares by the Company as described in the Prospectus Supplement and is not to be relied upon in respect of any other matter.

This opinion is given only on behalf of Baker & McKenzie Geneva and not on behalf of any other member firms of Baker & McKenzie International. In this opinion, the expression “we,” “us” and “our” and like expressions should be construed accordingly.

Very truly yours,

/s/ Martin Anderson

Martin Anderson

EXHIBIT A

SHAREHOLDERS INFORMATION

Name of Shareholder	Address of Shareholder
Aloysius See Meng Hui	41 Sycamore Place, Ferryhill, Aberdeen, AB11 7SZ, United Kingdom

Andrew John Elrick	Pitfour House Stables, Mintlaw, Aberdeenshire, AB42 4JQ, United Kingdom

Colin Ian Welsh	Silverwood, Dalmuinzie Road, Bieldside, Aberdeen, AB15 9EB, United Kingdom

Colin Smith	3 Midmar Park, Kingswells, Aberdeen, AB15 8FA, United Kingdom

Damien Patton	The Lodge, Kennethmont, Aberdeenshire, AB54 5NL, United Kingdom

Daniel Purkis	10 Whinnyfold, Cruden Bay, Aberdeenshire, AB42 0QH, United Kingdom

David Orr	169 King Street, Aberdeen, AB24 5AE, United Kingdom

Duncan Meikle	13 Ashley Gardens, Aberdeen, AB10 6SG, United Kingdom

Frazer Geddes	Meadowfold Lodge, Kinellar, Blackburn, Aberdeenshire, AB21 0TZ, United Kingdom

Gilbert Alexander Anderson	8 Pittengullies Circle, Peterculter, Aberdeen, AB14 0QR, United Kingdom

Graeme Alexander Moir	222 Deeside Gardens, Aberdeen, AB15 7PS, United Kingdom

Graeme Forbes Coutts	Rivers View, Banchory, Kincardineshire, United Kingdom

Iain MacLeod	11 Reisque Avenue, Newmachar, Aberdeenshire, AB21 0PP, United Kingdom

Ian Ainsley Adan	4 Gordon Terrace, Mannofield, Aberdeen, AB15 7RZ, United Kingdom

Ian Joseph Purkis	Lochaber Croft, Tullynessle, Alford, Aberdeenshire, AB33 8QQ, United Kingdom

Name of Shareholder	Address of Shareholder
Joanne MacAngus	20 Mitchell Brae, Balmedie, Aberdeenshire, AB23 8PW, United Kingdom

John McLaughlin	54 Cromwell Road, Aberdeen, AB15 4UB, United Kingdom

John Murray Tough	49 Wellside Circle, Kingswells, Aberdeen, AB15 8DY, United Kingdom

Lee Mercer	4 Harthills View, Midmill, Kintore, Aberdeenshire, AB51 0SH, United Kingdom

Paul Michael Day	60 Polmuir Road, Aberdeen, AB11 7TH, United Kingdom

Paul Runge	9 Old Mill Place, Friockheim, Angus, United Kingdom

Philip Egleton	7 Station Road, Newmachar, Aberdeenshire, AB21 0PW, United Kingdom

Robert James Anderson	34 Hillview Terrace, Cults, Aberdeen, AB15 9HJ, United Kingdom

Steve Corbett	3 Little Oxen Craig, Inverurie, Aberdeenshire, AB51 4 LP, United Kingdom

Steve Reid	31 Grosvenor Place, Aberdeen, AB25 2RE, United Kingdom

Stewart Christie	7 Lairds Park, Hatton of Fintray, Aberdeenshire, AB21 0XY, United Kingdom

Stuart Gordon	Corvieken, 16 Greenhall Avenue, Insch, Aberdeenshire, AB52 6HG, United Kingdom

Stuart Tait	30 Kingswood Avenue, Kingswells, Aberdeen, AB15 8EA, United Kingdom

Thomas White Doig	Calle 99, 7A/25, Bogota, Colombia, South America

Wendy Anderson Welsh	Silverwood, Dalmuinzie Road, Bieldside, Aberdeen, AB15 9EB, United Kingdom

William Neil Cordiner	Upper Beanshill Cottage, Contlaw Road, Milltimber, Aberdeen, AB13 0EJ, United Kingdom

William Tulloch	Woodlands, Tocher Lane, Banchory, Aberdeenshire, AB31 5RZ, United Kingdom